Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:  January 31, 2018

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and Chief Executive Officer	Treasurer and Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS 2017 FINANCIAL RESULTS

Dunmore, PA – Fidelity D & D Bancorp, Inc.  (NASDAQ: FDBC) and its banking subsidiary Fidelity Deposit and Discount Bank,  announced net income for the year ended December 31, 2017 of $8.7 million, or $2.33 diluted earnings per share,  compared to $7.7 million, or $2.09 diluted earnings per share, for the year ended December 31, 2016.  The $1.0 million, or 13%, improvement resulted from $2.7 million higher net interest income combined with $0.4 million more non-interest income and a $1.5 million reduction in the provision for income taxes, partially offset by $3.2 million higher operating expenses and a $0.4 million increase in the provision for loan losses.  The Company experienced $80.5 million, or 6%, growth in average interest-earning assets funded by $47.3 million growth in average deposits, $35.4 million growth in average borrowings and $4.5 million growth in average shareholders’ equity.    Return on average assets (ROA) and return on average equity (ROE) were 1.03% and 10.34%, respectively, for 2017 and 1.02% and 9.64%, respectively, for 2016.

“The fourth quarter wraps up another year of record performance for the Company.” stated Daniel J. Santaniello, President and Chief Executive Officer.  “The Fidelity Bankers continue to deliver quality and consistent results producing long term shareholder value, as evidenced by the significant increase in the Company’s market capitalization.  In 2017, loans, deposits, non-interest income and capital show strong growth. For the fourth consecutive year, our annual return of capital to our shareholders was greater than the prior year. I am very proud of the strong commitment shown by the Fidelity Bankers as they focus on helping our clients achieve financial success.”

For the quarter ended December 31, 2017, net income increased $0.3 million, or 15%, to $2.3 million from $2.0 million for the same 2016 quarter.  The Company’s quarterly and annual earnings were positively impacted by the Tax Cuts and Jobs Act  (the “Tax Act”) which was signed into law in December 2017.  The Tax Act lowered the Company’s federal corporate income tax rate to 21%, effective January 1, 2018, from the previous rate of 34%.  Fourth quarter and annual 2017 net income includes a reduction in income tax expense related to an adjustment to lower the carrying value of the net deferred tax liability by $1.1 million to reflect the change in tax rate. For the fourth quarter of 2017, there was a decrease of $1.6 million in the provision for income taxes due to this $1.1 million net deferred tax liability adjustment and $0.5 million from lower taxable income compared to the fourth quarter of 2016.  In addition, during the fourth quarter of 2017, the Company experienced growth of $0.6 million in net interest income.  These additions to earnings were partially offset by $1.5 million higher operating expenses, $0.3 million less non-interest income and $0.1 million increase in the provision for loan losses.    Earnings per share on a diluted basis was  $0.61 and $0.55 for the fourth quarters of 2017 and 2016, respectively.  ROA and ROE were 1.07% and 10.61%, respectively, for the fourth quarter of 2017 and 1.06% and 9.92%, respectively, for the fourth quarter of 2016.

The Company utilized a few tax strategies at the end of 2017 in response to the passage of the Tax Act’s realized benefits that increased non-interest expenses and decreased non-interest income.  These strategies included donating $0.5 million to Fidelity D & D Charitable Foundation, providing $0.2 million in one-time year-end bonuses to certain employees, selling securities at a $0.1 million loss and the $0.3 million early payoff of the lease of former branch property and abandonment of leasehold improvements.  An additional tax strategy benefit included charging-off $0.6 million in loans with specifically identified bad debt losses.

On August 15, 2017, the Company declared a three-for-two stock split effected in the form of a 50%  stock dividend on its common stock outstanding to shareholders of record as of September 18, 2017 and distributed on September 28, 2017.  All share and per share information included in this earnings release for all periods has been retroactively adjusted to reflect this stock split.

Fourth Quarter Operating Results Overview

Net interest income was $7.0 million for the fourth quarter of 2017, a $0.6 million, or 10%, increase over the  $6.4 million earned for the fourth quarter of 2016.    The net interest income growth resulted from an $84.5 million increase in the average balance of interest-earning assets and a one basis point higher yield earned thereon which increased interest income by $0.9 million for 2017.  Average quarterly balances of $268.9 million in floating loans benefited from 75 basis points in short-term rate increases by the Federal Reserve since the fourth quarter of 2016,  and mitigated the effect of lower yields earned on indirect consumer loans which experienced the most growth in the loan portfolio.  The investment portfolio benefited from the Company investing in $23.6 million more, on average, mortgage backed securities which caused the yield on investment securities to increase by eight basis points.  Partially offsetting the increase in interest income, interest expense increased $0.3 million as the average balance of interest-bearing deposits and average borrowings increased $57.3 million and $18.2 million, respectively.  The rate paid on these higher balances of interest bearing liabilities increased 12 basis points which resulted in lower fully tax-equivalent interest rate spread of 3.50% and margin of 3.65%.

The provision for loan losses increased $0.1 million to $0.5 million for the fourth quarter of 2017 from $0.4 million for the fourth quarter of 2016.  The increase in the provision was primarily due to an increase in the number of loans and trending risks associated with certain macroeconomic and other business factors.  These factors include a trend of decreasing fair market values in Scranton/Wilkes-Barre urban real estate markets and the various potential regulatory and other impacts associated with the Company's growing asset size.

Total other income was $1.9 million for the fourth quarter of 2017 and $2.2 million for the fourth quarter of 2016.  The $0.3 million, or 14%, decrease in other income was primarily due to $0.2 million lower gains on loan sales, a $0.2 million loss on the abandonment of leasehold improvements, a $0.1 million loss realized on the sale of securities and $0.1 million less fee income on loans.  These decreases were partially offset by $0.1 million higher trust fees, $0.1 million higher earnings on bank-owned life insurance (BOLI) and a $0.1 million increase in interchange fees.

Other expenses increased $1.5 million, or 27%, for the fourth quarter of 2017 to $7.0 million from $5.5 million for the same 2016 quarter.  The increase was primarily due to $0.6 million higher salaries and benefits expenses due to $0.2 million in year-end bonuses paid and $0.1 million in additional incentive compensation accruals, $0.2 million in salary increases and $0.1 million in expenses related to a post-retirement benefit plan implemented during the first quarter of 2017.  Items that contributed to the increase in other expenses were $0.4 million more advertising and marketing expenses resulting from the donation to the foundation,  $0.1 million in premises and equipment from early termination of a leased property,  $0.1 million higher professional fees incurred and $0.1 million in additional data processing and communication costs.

The provision for income taxes decreased $1.6 million from $0.7 million for the fourth quarter of 2016 to a credit of $0.9 million for the fourth quarter of 2017.  The decrease was primarily due to a $1.1 million deferred tax adjustment made in the fourth quarter of 2017 resulting from the Tax Act.  The Company also had lower taxable income from tax strategies deployed in the fourth quarter of 2017.

Consolidated Year-To-Date Operating Results Overview

Net interest income was $27.8 million for the year ended December 31, 2017 compared to $25.1 million for the year ended December 31, 2016.  The $2.7 million, or 11%, improvement was the result of earnings from a  higher average balance of interest-earning assets which offset higher interest expense on larger average borrowings and interest-bearing deposits.  The loan portfolio caused the largest impact producing $2.6 million more in interest income from $62.0 million in higher average loan balances.  The investment portfolio also contributed $1.2 million in additional fully-taxable equivalent earnings from a $27.0 million larger average balance of twenty-two basis point higher-yielding securities.  On the liability side, $66.5 million in additional interest-bearing liabilities resulted in $0.9 million higher interest expense.    A rising short-term interest rate environment caused the rates paid on interest-bearing liabilities to increase faster than the yields earned on interest earning assets.  As a result, net interest spread was 3.56% for 2017, or three basis points lower than the 3.59% recorded for 2016.    The Company’s net interest margin decreased by two basis points to 3.70% for 2017 from 3.72% for 2016.

For the year ended December 31, 2017, the provision for loan losses was $1.4 million compared to $1.0 million for the same 2016 period.  The $0.4 million increase in the provision was due to loan growth and certain macroeconomic and other business factors.  These factors included the impact of rising interest rates on commercial real estate values; higher default rates and decreasing fair market values of Scranton/Wilkes-Barre urban residential real estate; and various potential regulatory and other impacts associated with the Company’s growing asset size.

Total other income for the year ended December 31, 2017 was $8.4 million, an increase of $0.4 million, or 5%, from $8.0 million for the year ended December 31, 2016.  The increase in other income was comprised of the following: $0.3 million in trust income, $0.2 million earnings on BOLI,  $0.2 million in interchange fees, $0.1 million deposit service charges, $0.1 million fees and other revenue. These increases were partially offset by an additional $0.2 million in losses on the sale of securities, $0.2 million in losses on the abandonment of premises and equipment, $0.1 million less service charges on loans and $0.1 million less gains from loan sales.  The increase in trust income was primarily the result of the planned assumption of the trust accounts of another bank and the higher earnings from bank-owned life insurance were due to the purchase of additional BOLI, both occurring earlier this year.  Interchange fees increased $0.1 million from customer debit card transactions and $0.1 million from added merchant customers.  Deposit service charges increased as customer overdraft charges for 2017 outpaced 2016.

Other expenses increased to $24.8 million for the year ended December 31, 2017, an increase of $3.2 million from $21.6 million for the year ended December 31, 2016.  The largest driver of this increase was a $1.5 million increase in salaries and employee benefits expense due primarily to $0.6 million increased salaries with eight more full-time equivalent employees,  $0.4 million in additional incentive compensation and $0.4 million in expenses from the post-retirement benefit plan.  Further expenses that contributed to the increase in other expenses were: $0.3 million increase in premises and equipment expense, $0.6 million more advertising and marketing expense, $0.3 million in additional professional services expenses, a $0.3 million increase in data processing expense and $0.1 million increase in automated transaction processing expense.  These increases were partially offset by a $0.1 million lower FDIC assessment and $0.1 million less PA shares tax expense.

Consolidated Balance Sheet & Asset Quality Overview

The Company’s total assets increased approximately $70.7 million, or 9%, to $863.6 million at December 31, 2017 from $792.9 million at December 31, 2016.  This asset growth resulted primarily from $40.0 million net growth in the loan portfolio,  a $27.3 million increase in securities and an additional $8.6 million of bank owned life insurance.  Asset growth was mostly funded by $26.7 million increase in deposits, with additional funding provided by $21.2 million in FHLB advances,  $14.3 million in additional short-term borrowings and $6.8 million higher shareholders' equity.  The Company continued to focus on increasing assets using its relationship management strategy to grow loans and deposits and achieve profitable returns.

Total non-performing assets were $6.3 million, or 0.73% of total assets, at December 31, 2017 compared to $10.5 million, or 1.33% of total assets, at December 31, 2016.  This $4.2 million decrease in non-performing assets was due to improving asset quality and the payoff of one commercial real estate loan on non-accrual status during the third quarter of 2017.    The improving asset quality during 2017 supported a decrease in the allowance for loan losses as a percentage of total loans which fell to 1.44% at December 31, 2017 compared to 1.57% at December 31, 2016.  Despite the improving asset quality, net charge-offs to average total loans increased to 0.26% at December 31, 2017 compared to 0.21% at December 31, 2016.  During the fourth quarter of 2017, the Company charged-off $0.6 million to reduce the balance of certain impaired loans down to the fair market value of their underlying collateral.

Shareholders’ equity increased $6.8 million, or 8%, to $87.4 million at December 31, 2017 from $80.6 million at December 31, 2016 due principally from $8.7 million in net income and a  $0.1 million, after tax, improvement in net unrealized gains from the investment portfolio.  An additional $1.2 million was recorded from issuance of common stock under the Company’s stock plans and stock based compensation expense from these plans, partially offset by $3.3 million in cash dividends paid to shareholders.  The Company remains well capitalized and is positioned for continued growth with total shareholders’ equity at 10.12% of total assets at December 31, 2017.  Book value per share was $23.40 at December 31, 2017 compared to $21.91 at December 31, 2016.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted financial advisors to the customers served by The Fidelity Deposit and Discount Bank, and is proud to be an active member of the community of Northeastern Pennsylvania.  The Company serves Lackawanna and Luzerne Counties through The Fidelity Deposit and Discount Bank’s 10 community banking office locations providing personal and business banking products and services, including wealth management assistance through fiduciary activities with the Bank’s full trust powers; as well as offering a full array of asset management services.  The Bank provides 24 hour, 7 day a week service to customers through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.  The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

▪	the effects of economic conditions on current customers, specifically the effect of the economy on loan customers’ ability to repay loans;
▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
▪

the impact of new or changes in existing laws and regulations, including the Tax Cuts and Jobs Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated there under;

▪	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
▪	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
▪	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
▪

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

▪

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

▪	technological changes;
▪

the interruption or breach in security of our information systems and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;

▪	acquisitions and integration of acquired businesses;
▪	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
▪	volatilities in the securities markets;
▪	acts of war or terrorism;
▪	disruption of credit and equity markets; and
▪	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	December 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$15,825	$25,843
Investment securities	157,385	130,037
Federal Home Loan Bank stock	2,832	2,606
Loans and leases	640,141	600,348
Allowance for loan losses	(9,193)	(9,364)
Premises and equipment, net	16,576	17,164
Life insurance cash surrender value	20,017	11,435
Other assets	20,054	14,875

Total assets	$863,637	$792,944

Liabilities
Non-interest-bearing deposits	$178,631	$211,153
Interest-bearing deposits	551,515	492,306
Total deposits	730,146	703,459
Short-term borrowings	18,502	4,223
FHLB advances	21,204	-
Other liabilities	6,402	4,631
Total liabilities	776,254	712,313

Shareholders' equity	87,383	80,631

Total liabilities and shareholders' equity	$863,637	$792,944

Average Year-To-Date Balances:	December 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$15,644	$23,801
Investment securities	154,738	129,679
Loans and leases, net	621,440	559,538
Premises and equipment, net	16,961	16,584
Other assets	35,564	26,244

Total assets	$844,347	$755,846

Liabilities
Non-interest-bearing deposits	$169,075	$152,826
Interest-bearing deposits	536,123	505,079
Total deposits	705,198	657,905
Short-term borrowings	28,673	13,044
FHLB advances	19,778	-
Other liabilities	6,379	5,120
Total liabilities	760,028	676,069

Shareholders' equity	84,319	79,777

Total liabilities and shareholders' equity	$844,347	$755,846

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016
Interest income
Loans and leases	$6,850	$6,212	$26,895	$24,362
Securities and other	1,066	826	4,169	3,133

Total interest income	7,916	7,038	31,064	27,495

Interest expense
Deposits	779	582	2,750	2,309
Borrowings and debt	87	19	473	49

Total interest expense	866	601	3,223	2,358

Net interest income	7,050	6,437	27,841	25,137

Provision for loan losses	(525)	(375)	(1,450)	(1,025)
Other income	1,883	2,194	8,367	8,005
Other expenses	(6,953)	(5,489)	(24,836)	(21,655)
Provision for income taxes	872	(738)	(1,206)	(2,769)
Net income	$2,327	$2,029	$8,716	$7,693

	Three Months Ended
	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016
Interest income
Loans and leases	$6,850	$6,892	$6,783	$6,370	$6,212
Securities and other	1,066	1,036	1,071	996	826

Total interest income	7,916	7,928	7,854	7,366	7,038

Interest expense
Deposits	779	742	643	586	582
Borrowings and debt	87	140	144	102	19

Total interest expense	866	882	787	688	601

Net interest income	7,050	7,046	7,067	6,678	6,437

Provision for loan losses	(525)	(375)	(225)	(325)	(375)
Other income	1,883	2,248	2,131	2,105	2,194
Other expenses	(6,953)	(6,035)	(6,051)	(5,797)	(5,489)
Provision for income taxes	872	(658)	(739)	(681)	(738)
Net income	$2,327	$2,226	$2,183	$1,980	$2,029

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016
Assets
Cash and cash equivalents	$15,825	$41,881	$14,877	$29,116	$25,843
Investment securities	157,385	151,995	153,405	154,223	130,037
Federal Home Loan Bank stock	2,832	2,543	4,028	2,467	2,606
Loans and leases	640,141	636,096	637,710	623,130	600,348
Allowance for loan losses	(9,193)	(9,356)	(9,406)	(9,548)	(9,364)
Premises and equipment, net	16,576	16,899	16,833	17,026	17,164
Life insurance cash surrender value	20,017	19,857	19,699	19,542	11,435
Other assets	20,054	18,351	18,322	16,730	14,875

Total assets	$863,637	$878,266	$855,468	$852,686	$792,944

Liabilities
Non-interest-bearing deposits	$178,631	$185,858	$174,909	$190,482	$211,153
Interest-bearing deposits	551,515	562,719	532,526	543,444	492,306
Total deposits	730,146	748,577	707,435	733,926	703,459
Short-term borrowings	18,502	12,920	34,455	14,699	4,223
FHLB advances	21,204	23,704	23,704	17,000	-
Other liabilities	6,402	6,781	5,738	4,868	4,631
Total liabilities	776,254	791,982	771,332	770,493	712,313

Shareholders' equity	87,383	86,284	84,136	82,193	80,631

Total liabilities and shareholders' equity	$863,637	$878,266	$855,468	$852,686	$792,944

Average Quarterly Balances:	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016
Assets
Cash and cash equivalents	$19,623	$15,152	$13,221	$14,529	$16,435
Investment securities	155,943	154,867	158,443	149,627	130,971
Loans and leases, net	629,489	631,938	620,850	603,078	574,283
Premises and equipment, net	16,802	16,977	16,946	17,124	16,780
Other assets	37,997	37,969	36,447	29,725	26,651

Total assets	$859,854	$856,903	$845,907	$814,083	$765,120

Liabilities
Non-interest-bearing deposits	$174,282	$173,627	$163,869	$164,340	$162,065
Interest-bearing deposits	556,354	542,271	535,697	509,588	499,087
Total deposits	730,636	715,898	699,566	673,928	661,152
Short-term borrowings	12,984	25,086	37,410	39,545	16,606
FHLB advances	21,801	23,704	19,873	13,600	-
Other liabilities	7,442	6,942	5,603	5,501	5,950
Total liabilities	772,863	771,630	762,452	732,574	683,708

Shareholders' equity	86,991	85,273	83,455	81,509	81,412

Total liabilities and shareholders' equity	$859,854	$856,903	$845,907	$814,083	$765,120

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Data

	Three Months Ended
	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016
Selected returns and financial ratios
Basic earnings per share	$0.63	$0.60	$0.58	$0.54	$0.55
Diluted earnings per share	$0.61	$0.60	$0.58	$0.54	$0.55
Dividends per share	$0.26	$0.21	$0.21	$0.20	$0.26
Yield on interest-earning assets (FTE)	4.08%	4.11%	4.16%	4.08%	4.07%
Cost of interest-bearing liabilities	0.58%	0.59%	0.53%	0.50%	0.46%
Net interest spread	3.50%	3.52%	3.63%	3.58%	3.61%
Net interest margin	3.65%	3.67%	3.76%	3.72%	3.73%
Return on average assets	1.07%	1.03%	1.04%	0.99%	1.06%
Return on average equity	10.61%	10.36%	10.49%	9.85%	9.92%
Efficiency ratio	59.81%	62.07%	62.10%	64.33%	61.23%
Expense ratio	1.63%	1.72%	1.80%	1.88%	1.69%

	Twelve Months Ended
	Dec. 31, 2017	Dec. 31, 2016
Basic earnings per share	$2.35	$2.09
Diluted earnings per share	$2.33	$2.09
Dividends per share	$0.88	$0.83
Yield on interest-earning assets (FTE)	4.11%	4.05%
Cost of interest-bearing liabilities	0.55%	0.46%
Net interest spread	3.56%	3.59%
Net interest margin	3.70%	3.72%
Return on average assets	1.03%	1.02%
Return on average equity	10.34%	9.64%
Efficiency ratio	62.04%	63.09%
Expense ratio	1.75%	1.80%

Other financial data	At period end:
	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016
Book value per share	$23.40	$23.13	$22.70	$22.18	$21.91
Equity to assets	10.12%	9.82%	9.84%	9.64%	10.17%
Allowance for loan losses to:
Total loans	1.44%	1.47%	1.48%	1.54%	1.57%
Non-accrual loans	2.67x	2.42x	1.44x	1.22x	1.27x
Non-accrual loans to total loans	0.54%	0.61%	1.02%	1.26%	1.23%
Non-performing assets to total assets	0.73%	0.76%	1.11%	1.28%	1.33%
Net charge-offs to average total loans	0.26%	0.20%	0.16%	0.09%	0.21%

Capital Adequacy Ratios
Total risk-based capital ratio	14.90%	14.75%	14.50%	14.48%	14.90%
Common equity tier 1 risk-based capital ratio	13.65%	13.50%	13.25%	13.22%	13.62%
Tier 1 risk-based capital ratio	13.65%	13.50%	13.25%	13.22%	13.62%
Leverage ratio	9.91%	9.80%	9.68%	9.87%	10.32%